CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 13 to Registration Statement No. 333-100475 (Investment Company Act of 1940 file No. 811-04440) of Sun Life (N.Y.) Variable Account C of our report dated April 24, 2009, relating to the financial statements of Sun Life (N.Y.) Variable Account C and to the use of our report dated April 14, 2009, relating to the consolidated financial statements of Sun Life Insurance and Annuity Company of New York (the “Company”) (which expresses an unqualified opinion and includes an explanatory paragraph, relating to the Company changing its method of accounting for certain assets and liabilities to a fair value approach as required by accounting guidance adopted on January 1, 2008, and changing its method of accounting for income taxes as required by accounting guidance adopted on January 1, 2007, as discussed in Note 1 of the consolidated financial statements) appearing in the Statement of Additional Information which is part of such Registration Statement and to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Statement of Additional Information.

/s/DELOITTE & TOUCHE LLP
Boston, Massachusetts
April 27, 2009